[GRAPHIC OMITTED]

Press Release         Contact: David E. Bright
                               212 230-0488
                             ---------------------
                              FOR IMMEDIATE RELEASE
             FOAMEX INTERNATIONAL NAMES NEW CHIEF EXECUTIVE OFFICER
                             ----------------------

        John G. Johnson, Jr., Former Safety-Kleen President and CEO and Former ARCO Chemical Americas President, Appointed President and Chief
                  Executive Officer, Succeeding Andrea Farace
                              ---------------------

LINWOOD PENNSYLVANIA, March 16, 1999 -- The Board of Directors of Foamex International Inc. (Nasdaq: FMXI) today named John G. Johnson, Jr., 58, President, Chief Executive Officer and a Director effective immediatly, succeeding Andrea Farace.

      Mr. Johnson, who will be responsible for all of the Company's operations, succeeds Mr. Farace, who has resigned as Chairman and Chief Executive Officer, a position he has held since May 1997, to pursue other oppurtunities. Mr. Farace has also resigned as Director. The Board of Directors said that it appreciates Mr. Farace's many contributions to Foamex, including his role in the 1997 acquisition of Crain Industries Inc.

      Mr. Johnson said "I am enthusiastic about the oppurtunity to lead the next phase of Foamex's growth, one focused on building shareholder value through consistent operating performance. My personal goal as CEO will be to motivate everyone to contribute to restoring the ongoing profitability of the Company.

      Mr. Johnson noted that Foamex has a strong position in the polyurethane foam industry and that he looks forward to bringing his experience in the specialty chemicals and polyurethane industries to the Company.

      Mr. Farace said, "The recently implemented actions and planned initiatives provide a framework for improvement in 1999. Now that the Company is positioned for a turnaround, I am pleased to turn the leadership over to Jack Johnson, who brings diverse industrial and operational experience to Foamex."

      Mr. Johnson joined Safety-Kleen, a $1 billion, NYSE listed recycling and waste services company, in 1993 as President, Chief Operating Officer and a Director. He served as the Company's President and Chief Executive Officer from 1995 to 1997. At Safety-Kleen, he is credited with the reorginization of under performing business units and the introduction of new product technologies, which accelerated the earnings growth of the Company to record levels. Laidlaw, Inc. purchased Safety-Kleen in 1998. Mr. Johnson began his career with the Atlantic Richfield Company in 1958. From 1982 to 1992 he held several executive positions with the ARCO Chemical Company, culminating with his appointment as President, ARCO Chemical Americas in 1987. Mr. Johnson also served as a Senior Vice President and Director of ARCO Chemical.

      The Board also named Marshall S. Cogan Chairman. Mr. Cogan served previously as Vice Chairman; he will continue to serve as a Director and Chairman of the Executive Committee of the Board. Mr. Cogan served as the Company's chairman and chief Executive Officer from 1994 to 1997.

      Foamex. headquartered in Linwood, PA, manufactures and markets flexible polyurethane and advanced polymer foam products in North America.

      For more information about Foamex, visit its web site at http:\\www. foamex.com.